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TRANSFER AGENCY AGREEMENT

This Transfer Agency Agreement is made as of January 1, 2016 (“Effective Date”) by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”), and Penn Series Funds, Inc. (the “Investment Company”) on its own behalf and on behalf of each Portfolio of the Investment Company contained on Schedule B. Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A. The term “Agreement” shall mean this Transfer Agency Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to “Schedule B” herein mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 16 or 19(l).

Background

The Investment Company is registered as an open-end management investment company under the 1940 Act and wishes to retain BNYM to serve as the transfer agent, registrar and dividend disbursing agent for each of its Portfolios contained on Schedule B, and BNYM wishes to furnish such services. The term “Fund” as used hereinafter in this Agreement means the Investment Company and each Portfolio of the Investment Company contained on Schedule B, all and each considered in its individual and separate capacity.

BNYM and the Investment Company previously entered into the Transfer Agency Agreement, dated as of May 31, 1983 (the “Prior Agreement”). The Funds and BNYM intend for the Prior Agreement to terminate and be superseded by this Agreement upon the execution of this Agreement.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and BNYM, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1. Appointment. The Fund hereby appoints BNYM to serve as transfer agent, registrar and dividend disbursing agent and shareholder servicing agent to the Fund and BNYM accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNYM shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNYM and the Fund may specifically agree in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNYM. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

2. Records; Visits. The books and records pertaining to the Fund which the Fund is obligated to keep pursuant to Section 31(a) of the 1940 Act and which are kept by BNYM pursuant to Section 3 shall be the property of the Fund. Upon the reasonable request of the Fund, BNYM shall provide Authorized Persons with (i) access to such books and records during BNYM’s normal business hours, and (ii) copies of any such books and records at the Fund’s expense.

3. Services.

(a)	Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)	Accept, effect and post Share purchases and redemptions;

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(ii)	Establish shareholder registrations for shares and shareholder accounts and accept, effect and post changes to such shareholder registrations;

(iii)	Direct payment processing of wire transfers;

(iv)	Provide a copy of such confirmations, or the information contained in such confirmations, to the Fund in the manner agreed to by the Fund and BNYM;

(v)	As reasonably requested by the Fund: provide periodic shareholder lists and statistics to the Fund in standard BNYM System reports and certify shareholder lists;

(vi)	Notify on a timely basis the Fund’s investment adviser, accounting agent, and custodian (“Fund Custodian”) of Share activity;

(b) Purchase of Shares. BNYM shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase instruction in good order or a net purchase instruction with respect to an account;

(ii)	If a shareholder account has not previously been established, information required by BNYM to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund Custodian.

(c) Redemption of Shares. BNYM shall process requests to redeem Shares as follows:

(i)	All requests to redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus upon the receipt of a redemption instruction in good order or a net redemption instruction with respect to an account.

(ii)	When Shares are redeemed, BNYM shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iii)	BNYM shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the procedures established from time to time between BNYM and the Fund.

(iv)	BNYM shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNYM or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d) Dividends and Distributions.

(1) Upon receipt by BNYM of Written Instructions containing all requisite information that may be reasonably requested by BNYM, including payment directions and authorization, BNYM shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash. If requested by BNYM, the Fund shall furnish a certified resolution of the Fund’s Board of Directors declaring and authorizing the payment of a dividend or other distribution but BNYM shall have no duty to request such.

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(2) Notwithstanding any other provision of this Agreement, and for clarification: (A) BNYM’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund (“19(a) Statement”) shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the text which is to be printed on the 19(a) Statement, to print such text on appropriate paper stock and to mail such document to shareholders, and (B) BNYM’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by a 19(a) Statement shall be to perform only the conduct expressly directed by Section 3(d)(1) and shall expressly exclude any duty associated with any determination of the appropriateness of, or the drafting or other preparation of the text to be printed on, a 19(a) Statement.

(e) Shareholder Account Services. BNYM will provide any shareholder services described in the prospectus in accordance with the terms prospectus to the extent reasonably requested by the Fund and agreed to BNYM.

(f) Records.

(1) BNYM shall maintain records of the accounts for each shareholder showing the following information to the extent received by BNYM:

(i)	Name, address and such other account registration information as the Fund and BNYM shall agree;
(ii)	Number and class of Shares held;
(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
(iv)	Any stop or restraining order placed against a shareholder’s account; and
(v)	Any correspondence relating to the current maintenance of a shareholder’s account.

(2) BNYM shall maintain the records required by Section 31(a) of the 1940 Act to be kept by the Fund with respect to the Services performed hereunder by BNYM on behalf of the Fund, and shall keep such other records in connection with performing the Services as may be specified in the Written Procedures.

(g) Legal Process. In the event (i) BNYM directly receives a Legal Process Item (defined immediately below) that has been properly served, (ii) the Fund receives a Legal Process Item that has been properly served and delivers the Legal Process Item to BNYM, or (iii) the Fund accepts service of a Legal Process Item that has not been properly served and delivers the Legal Process Item to BNYM, then in each such case BNYM will within a commercially reasonable period following receipt of such Legal Process Item take such commercially reasonable actions as may be directed by the Legal Process Item, including without limitation furnishing information and documentation, redeeming Shares and disbursing the proceeds, and placing transactional restrictions on and removing transactional restrictions from accounts. “Legal Process Item” means civil and criminal subpoenas, civil or criminal seizure or restraining orders, IRS and state tax authority civil or criminal notices including notices of lien or levy, writs of execution and other functionally equivalent legal process items directed at BNYM or the Fund requiring that a particular action or actions be taken with respect to a current or former shareholder of a Fund or a Fund account of such a shareholder. BNYM may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond.

(h) Unclaimed Property. BNYM shall have no responsibility of any nature with respect to Fund compliance with any unclaimed property, abandoned property or escheat laws or regulations, or laws or regulations of a similar or associated nature (“Unclaimed Property Laws”), to the extent the Fund may be subject to any such laws or regulations. As between the Fund and BNYM, the Fund agrees that it bears sole and exclusive responsibility for its compliance with any applicable Unclaimed Property Laws.

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4. Confidentiality.

(a) Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b) Subject to the exceptions, qualifications and other terms of subsections (c) and (d) below, “Confidential Information” means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols; and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to BNYM, the BNYM System and any information provided by BNYM from within the BNYM System that is not Company Data.

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction; or
(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d) Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

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(ii)	as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or accountants or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e) Subject to the exceptions in (d), each party agrees not to publicly disseminate, broadcast or release Confidential Information of the other party or mutual Confidential Information even if such action otherwise could be construed to be permitted by other provisions of this Section 4.

(f) The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.

5. Privacy. BNYM shall implement and maintain policies and procedures reasonably designed to comply with Regulation S-P, 17 CFR Part 248.11, of the SEC. Without limiting the generality of the foregoing, BNYM shall implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Fund’s Confidential Information. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals, and (iv) provide for appropriate disposal of such information.

6. Cooperation with Accountants. BNYM shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNYM’s performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7. Funds Acting On Behalf Of Shareholders.

(a) Until such time, if any, as the Fund may instruct BNYM pursuant to Written Instructions, in form and with specificity reasonably satisfactory to BNYM, to accept shareholder communications from Fund shareholders or otherwise to permit Fund shareholders to represent themselves and interact directly with BNYM as Fund shareholders in matters and activities contemplated by this Agreement for Fund shareholders (“Enabling Instructions”), the Fund instructs BNYM, and BNYM agrees, to accept shareholder communications solely and exclusively from the Fund and otherwise, to the extent interaction with a Fund shareholder, communication to a Fund shareholder or other conduct or contact with respect to a Fund shareholder is necessary or appropriate under the Agreement, to conduct such interaction, communication or other conduct or contact solely and exclusively with the Fund. Shareholder communications by the Fund on behalf of a Fund shareholder pursuant to this Section 7(a) shall constitute a Shareholder Communication for all purposes of this Agreement.

(b) The Fund agrees that it will not issue a shareholder communication to BNYM on behalf of a Fund shareholder unless it has procured full, unconditional and irrevocable authority from the Fund shareholder to issue the particular shareholder communication and each shareholder communication given by the Fund

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to BNYM shall constitute a representation and warranty by the Fund to BNYM that is has obtained the authorization required by this Section 7(b) with respect to the particular shareholder communication. The Fund has notified or will notify Fund shareholders reasonably in advance, and with no less notice than may be required by applicable law: (i) that the Fund will have sole and exclusive authority to act on behalf of a Fund shareholder with BNYM with respect to all Fund shareholder matters under this Agreement or (ii) if the Fund has sent one or more Enabling Instructions to BNYM as provided in Section 7(a), about the specific matters with respect to which the Fund has sole and exclusive or shared authority to act on behalf of the Fund shareholder with BNYM.

(c) Excluding Loss to the extent caused by BNYM’s intentional misconduct, bad faith, recklessness or negligence in the performance of a service, the Fund will indemnify BNYM in accordance with the terms of Section 12 for any Loss incurred by BNYM due to (i) any allegation that the Fund did not have authority to act for a Fund shareholder, (ii) any claim that BNYM failed to engage in conduct upon receiving a shareholder communication from a Fund shareholder in circumstances where the failure to engage in the conduct was based on Section 7(a) or 7(b), or (iii) any other claim otherwise arising in connection with or as a result of conduct engaged by BNYM in pursuant to Section 7(a) or 7(b).

8. Disaster Recovery. BNYM shall maintain or arrange with third parties for back-up facilities (“Back-Up Facilities”) to the primary operations and data centers used by BNYM to provide the services (“Primary Facilities”). The Back-Up Facilities will be capable of providing the services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant service. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the intentional misconduct, recklessness or negligence of BNYM in the performance of its duties under this Agreement.

9. Compensation.

(a) As compensation for services rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM such fees and charges (the “Fees”) as may be agreed to from time to time in writing by the Fund and BNYM (the “Fee Agreement”). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNYM in the performance of its duties hereunder (“Reimbursable Expenses”).

(b) BNYM may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at third party financial institutions (“Third Party Institution”), including without limitation Third Party Institutions that may be an affiliate of BNYM (“Affiliated Third Party Institutions”) or a client of BNYM, for the purpose of administering funds received by BNYM in the course of performing its services hereunder (“Service Accounts”). BNYM may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNYM and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNYM takes that possibility of deriving benefit from such funds into consideration when determining the Fees and other terms set forth in the Fee Agreement. As of the Effective Date, BNYM does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits (“Monetary Benefits”) with respect to Service Accounts but reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash management purposes.

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(c) In connection with BNYM’s performance of transfer agency services, the Fund acknowledges and agrees that:

(i)	BNYM in its role as transfer agent may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNYM being hereinafter referred to as an “Overdraft Amount”);

(ii)	BNYM is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)	Notwithstanding the absence of an obligation to do so, BNYM may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNYM’s good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)	The Fund is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY Mellon Bank in accordance with the Custody Agreement (as defined in Schedule C), by the Fund immediately upon demand by BNYM, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY Mellon Bank pursuant to the eighth paragraph of Schedule C, the Fund’s obligation to repay that amount to BNYM pursuant to this Section 9(c)(iv) shall be deemed satisfied; and

(v)	Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Schedule C with BNY Mellon Bank as an Affiliated Third Party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

(d) The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNYM’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f) Provisions of this Agreement providing for BNYM to receive commercially reasonable compensation or fees and reimbursement of expenses from the Fund for services or a course of conduct it might perform supplemental to the services expressly provided for herein or in circumstances outside the ordinary course of business shall not be diminished to any degree solely due to such compensation, fees and reimbursable expenses not being expressly provided for in the Fee Agreement.

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(g) In the event the Fund or any class, tier or other subdivision of the Fund is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution Event”) or effects a final distribution to shareholders (a “Final Distribution”), the Fund shall be responsible for paying to BNYM all fees and reimbursing BNYM for all reasonable expenses associated with services to be provided by BNYM in connection with the Dissolution Event or Final Distribution, whether provided pursuant to a specific request of the Fund or provided by BNYM due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for Fund (“Final Expenses”). In connection with the foregoing, the Fund shall (i) notify BNYM as promptly as practicable following first approval of the Dissolution Event or Final Distribution or any aspect of the Dissolution Event or Final Distribution by its Board and furnish BNYM with copies of all materials filed with the SEC or distributed to shareholders related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution or from any distribution subsequent to Board approval of the Dissolution Event or Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNYM as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.

10.	Instructions.

(a) BNYM will engage in conduct when so directed by a Written Instruction or an Implementing Communication if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

(i)	Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Fund and BNYM expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct, BNYM may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNYM or is directed by the Fund in a Fund Communication, require the Fund to provide it with Written Instructions with respect to the particular conduct, and (B) BNYM may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Fund and BNYM provides for the Fund to furnish a Written Instruction in connection with the specified conduct.

(ii)	Implementing Communications. “Implementing Communication” means Fund Communications that are not a Written Instruction and that BNYM has determined in accordance with clause (i) above are not required in whole or in part to be the subject of a Written Instruction.

(b) Subject to the right of BNYM to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNYM reserves the right to decline to act in accordance with a Fund Communication:

(i)	for a Bona Fide Reason; or

(ii)	if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNYM exercised reasonably, a “Standard Instruction”, which is hereby defined to mean:

(A)	an instruction received by BNYM directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

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(B)	if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a “Standard Form”), an instruction received by BNYM (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNYM’s sole judgment exercised reasonably.

(c) Notwithstanding the right reserved by BNYM in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a “Non-Standard Instruction”):

(i)	BNYM will in good faith consider implementing a Non-Standard Instruction if:

(A)	BNYM in its sole judgment exercised reasonably determines sufficient time exists under the circumstances to evaluate fully and implement the requested conduct; and

(B)	the Fund makes its request in writing (including via e-mail) to a Customer Service Officer and provides all written materials, including descriptions and responses to questions, that in the reasonable judgment of BNYM are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Instruction, BNYM will notify the Fund of the Research required by BNYM and resume the evaluation only if (A) the Fund obtains and provides all Research required by BNYM or (B) the Fund authorizes BNYM in writing to obtain the required Research at the Fund’s cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Instruction:

(A)	for a Bona Fide Reason;

(B)	if it determines in its sole judgment exercised reasonably that there is insufficient time to fully evaluate and implement the requested alternative to the applicable Standard Instruction; or

(C)	if it determines in its sole judgment exercised reasonably and in good faith based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction.

(iv) BNYM will act in accordance with a Non-Standard Instruction solely pursuant to the terms of a mutually agreeable written instrument executed by the Fund and BNYM with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an “Accepted Non-Standard Instruction”). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12.

(d) (1) The Fund shall implement commercially reasonable measures to provide that Fund Communications delivered to BNYM are authorized, accurate and complete. BNYM is not obligated to act, and may refrain from acting, on any “Ineligible Communication”, which is hereby defined to mean a Fund Communication that BNYM in good faith determines:

(i)	to be vague, ambiguous or incomplete;
(ii)	to contain an error that is not reasonably reconcilable;
(iii)	to have been received too late to be acted upon;

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(iv)	to be incapable of being implemented due to a failure to meet applicable specifications or system requirements;
(v)	to be in conflict with a previous or contemporaneous Fund Communication; or
(vi)	to be incapable of being executed in accordance with all applicable performance standards or due to any other defect.

(2) BNYM will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Fund in a timely manner of its determination that a Fund Communication is an Ineligible Communication; provided, however, BNYM shall have no duty to inspect for or discover an Ineligible Communication. BNYM may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNYM shall be obligated to verify that the name of any person executing a Written Instruction is listed as an Authorized Person. BNYM may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Fund’s prospectus or organizational documents, this Agreement or any vote, resolution or proceeding of the Fund’s Board of Directors or shareholders. BNYM may also rely on and is authorized by the Fund to act in reliance on communications from shareholders of the Fund and from persons reasonably believed to be representatives of shareholders of the Fund with respect to all matters reasonably related to the services provided for herein other than those BNYM determine to be not in good order or which it reasonably rejects on other grounds (“Shareholder Communications”, and together with Fund Communications (excluding Fund Communications identified to the Fund as Ineligible Communications), “Service Communications”). BNYM shall notify the Fund of any such rejections in accordance with Written Procedures.

(e) Absent Liable Conduct on the part of BNYM, BNYM shall not be liable to the Fund for any Loss of the Fund, and the Fund shall indemnify and defend BNYM in accordance with Section 12 against any Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)	BNYM’s reasonable good faith interpretation of a Service Communication;
(ii)	BNYM’s reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;
(iii)	a delay in BNYM’s implementing a course of conduct contained in an Ineligible Communication;
(iv)	BNYM’s failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;
(v)	any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect in a Service Communication;
(vi)	any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted;
(vii)	any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNYM; or
(viii)	the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

(f) In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, in the absence of provisions in this Agreement that in the sole judgment of BNYM exercised reasonably provide sufficient authority, indemnification, limitations on liability or confidentiality and privacy protections, BNYM may require third parties purportedly authorized to act on behalf of or for the benefit of the Fund in connection activities contemplated by this Agreement, or the Fund, to execute a document containing such terms and conditions as BNYM may reasonably require prior to engaging in any course of conduct with such third parties.

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(g) While reserving its right under this Section 10 to decline to act in accordance with instructions not constituting Written Instructions, BNYM may agree to act in accordance with Oral Instructions on a particular matter, and, with respect to each acceptance of Oral Instructions, the Fund agrees that it will deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions. Under all circumstances and for all purposes of the Agreement: BNYM’s written memorialization of the Oral Instructions shall constitute the Written Instructions applicable to the particular matter; and the validity and authorization of such Written Instructions and of the conduct undertaken by BNYM and BNYM’s right to rely on such Written Instructions shall not be abridged, abrogated or adversely impacted in any manner or under any circumstances.

(h) In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNYM reasonably determines that it must take a course of conduct in response to such situation (including a course of action that constitutes taking no action) and must receive an Instruction from the Fund to direct its conduct, and BNYM so notifies two Authorized Persons of the Fund, and the Fund fails to furnish Instructions (“Response Failure”), BNYM will in good faith seek to determine the appropriate course of conduct in response to the circumstances and will have all rights with respect the conduct taken in good faith in such circumstances (including a course of action that constitutes taking no action) that it would have if the conduct were specified in Written Instructions.

(i) Any form furnished by the Fund to third parties for use in connection with the activities or services of BNYM contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form (“Non-Standard Form”) shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions . BNYM may without liability hereunder decline to accept or act upon a Non-Standard Form and the Fund indemnifies and releases BNYM for and from Loss incurred in connection with reasonable conduct BNYM engages in in connection with the Non-Standard Form, including accepting or declining to accept or acting or declining to act upon a Non-Standard Form.

11. Terms Relating to Liability.

(a) With respect to BNYM’s obligations under this Agreement, BNYM shall be liable to the Fund (or any person or entity claiming through or for the Fund) for loss, cost, expense and damages caused by a breach of any such obligation, the recovery of which is not excluded by another provision of this Agreement, only to the extent the breach constitutes intentional misconduct, reckless disregard or negligence of BNYM (“Liable Conduct”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been Liable Conduct.

(b) BNYM’s maximum aggregate cumulative liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, during the effectiveness of the Agreement, for all loss, cost, expense and damages the recovery of which is not otherwise excluded by another provision of this Agreement shall not exceed two (2) times the fees actually paid to BNYM by the Fund for services provided hereunder during the twelve (12) months immediately prior to the last Loss Date. In the event a maximum aggregate cumulative liability pursuant to this Section 11(b) must be calculated in connection with a last Loss Date occurring during the first twelve months of this Agreement, fees paid under the Prior Agreement for the portion of the 12-month calculation period that services were provided under the Prior Agreement shall be used in such calculation.

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(c) Notwithstanding any other provision, and for all purposes, of this Agreement:

Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with wind, rain or hail forces comparable to a hurricane but not meeting technical hurricane criteria), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNYM for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an “Event Beyond Reasonable Control”). Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

(d) BNYM shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e) (1) Notwithstanding any other provision of the Agreement, in no event shall BNYM, its Affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties. For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this Section 11(e)(1).

(2) Notwithstanding any other provision of the Agreement, in no event shall the Fund, its affiliates (as determined under the 1940 Act) or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties; provided, however: (i) under no circumstances shall this Section 11(e)(2) be construed to restrict in any manner or limit in whole or in part BNYM’s ability to recover any fee or reimbursable expense owed to it under this Agreement; and (ii) the Fund’s indemnification, defense and hold harmless obligations under Section 12, and any action brought due to a breach of Section 12, are not subject to the foregoing provision of this Section 11(e)(2). For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this Section 11(e)(2).

(f) No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against BNYM or any of its affiliates more than 18 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

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(g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h) With respect to securities data, files, reports, information and research furnished to BNYM by third parties (not delegated duties, subcontracted or otherwise engaged by BNYM to perform the services hereunder on its behalf) and included in the BNYM System (“Securities Data”), the Fund acknowledges that BNYM makes no warranty concerning the Securities Data and BNYM disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNYM shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNYM by the DTCC or NSCC, BNYM will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. “Errant Securities Data” means Securities Data not being provided to BNYM with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

(i) If BNYM becomes aware of a matter that involves a check or draft drawn by a shareholder or a check or draft issued to a shareholder (or alternate payee) that is alleged to be fraudulently endorsed, with respect to which a signature guarantee, signature validation or other guarantee or certification is alleged to be fraudulently procured or tendered, or that involves any other matter relating to a payment instrument or system that may give rise to a claim under the Uniform Commercial Code as adopted by a particular State or Territory of the United States (“UCC”) or under a signature guarantee or other program, such as the Securities Transfer Agents Medallion Program, based on whole or in part on provisions of the UCC (“UCC Program”), BNYM will take commercially reasonable measures to investigate the matter (“Check Matter”) and if its fraud investigators reasonably determine at any time based solely on facts discovered during the investigation that a shareholder or the Fund may possess a valid claim under the UCC or otherwise to recover any amount from a bank or other financial institution expressly subject to the UCC, BNYM will when considered commercially reasonable under the UCC take measures to file a claim on behalf of the Fund for recovery of the relevant amount with the appropriate party (“Initial Claim”). BNYM will inform the Fund if the claim is denied in whole or in part, if any recovery is made or if BNYM gets no response to the claim, and in the event of any recovery will consult with the Fund with respect to the depositing of the recovered amount in a Service Account, the crediting of a shareholder account or any other appropriate conduct, and will provide reasonable cooperation at the Fund’s cost and expense with any actions the Fund may subsequently elect to take to seek any further recovery. Absent Liable Conduct in BNYM’s processing of any underlying transaction, as between the Fund and BNYM, the Fund shall be solely responsible for any amounts not recovered or not capable of being recovered in a Check Matter, any market exposure (gain or loss) experienced by a shareholder or the Fund as a result of a Check Matter, any fraud or similar conduct not constituting a Check Matter or involving a forged or unauthorized drawer signature or altered instrument, and all costs and expenses of seeking any recovery in a Check Matter other than costs associated with filing any Initial Claim. This Section 11(i) sets forth the sole responsibility of BNYM with respect to the matters addressed herein.

(j) BNYM shall be entitled to rely on, and engage in conduct based upon, its reasonable interpretation of “Legal Authority” (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNYM may rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12 and the rights described in Section 12 apply in the event the Fund requests that BNYM engage in conduct other than in accordance with BNYM’s reasonable interpretation of Legal Authority or reasoned legal analysis or legal advice and BNYM engages in such conduct.

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(k) Notwithstanding any other provision of the Agreement, no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel, legal representation or legal action, including without limitation costs and expenses associated with litigation, threatened litigation and dispute resolution, court costs and costs of arbitration, discovery, experts, settlement and investigation that arise in connection with any claim, indemnification, action or demand made or sought under this Agreement between parties to this Agreement . Each party shall bear its own such costs and expenses.

(l) This Section 11 shall survive termination of this Agreement.

12. Indemnification. The Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates, and the respective directors, trustees, officers, agents and employees of each, from any and all Losses related to any Claim arising directly or indirectly from: (a) conduct of the Fund or a Fund contractor, subcontractor or prior or current service provider in connection with activities contemplated by the Agreement; (b) conduct of BNYM as agent of the Fund not involving Liable Conduct in the execution of the conduct, including without limitation conduct taken by BNYM pursuant to Fund Communications, Written Procedures, Legal Authority, Section 10(h) (Response Failure), or Non-Standard Forms, and (c) a Fund Error or Errant Securities Data. BNYM shall have no liability to the Fund or any person claiming through or for the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 12 shall survive termination of this Agreement.

13.	Duration and Termination.

(a) This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the fifth (5th) anniversary of the Service Effective Date (the “Initial Term”).

(b) (1) This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the third (3rd) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Funds acting collectively, on one hand, or BNYM, on the other hand, gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable, or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2) In connection with a termination occurring pursuant to a valid termination notice or Non-Renewal Notice, if Deconversion Services are requested by the Fund BNYM shall make commercially reasonable efforts to perform the requested Deconversion Services as of the dates reasonably requested by the Fund, subject to BNYM’s existing work and project schedules and the availability of personnel with requisite expertise.

(c) If a party (BNYM or any Fund) materially breaches this Agreement (a “Defaulting Party”) the other party (on one hand, BNYM; on the other hand, the Funds acting collectively) (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (BNYM or the Funds collectively) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the

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Initial Term or then-current Renewal Term, as appropriate), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(d) (1) Notwithstanding any other provision of this Agreement , if prior to the expiration of, as appropriate, the Initial Term or the then-current Renewal Term, due to a Change of Control or any other reason, the Fund gives notice to BNYM terminating this Agreement, other than pursuant to Section 13(c) or Section 13(h), or terminating BNYM as the provider of any service, or the Fund by its action or inaction causes a “Constructive Termination” to occur (hereby defined to be circumstances that make it impractical or impossible for BNYM to perform some substantial portion or all of the services as contemplated by the Agreement on the Effective Date) (individually and collectively, “Early Terminations”), the following terms shall apply:

(i)	Before the earlier to occur of the effective date of the Early Termination or the commencement date of any significant activities related to the conversion or transfer of Fund records and accounts to a successor service provider, the Fund shall pay to BNYM an amount equal to all fees and other charges and amounts that would be due under the Fee Agreement (excluding Reimbursable Expenses if not to be incurred) from such payment date through the expiration of, as appropriate, the Initial Term or the then-current Renewal Term as if services had been performed by BNYM and accepted by the Fund during such period in accordance with the Agreement (“Early Termination Fee”). The Early Termination Fee shall be calculated using the average of the monthly fees and other charges and amounts due to BNYM under this Agreement during the last three calendar months immediately preceding the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder) extrapolated over the remaining term of the Agreement at such date.

(ii)	The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but is reasonable compensation to BNYM for a termination of the Agreement before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term and prior to receipt by BNYM of the compensation upon which the fees and other terms of this Agreement were based.

(iii)	For purposes of this Section 13(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

(iv)	If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs due to a Constructive Termination) after expiration of the notice period specified in Section 13(b), the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(v)	In the event of an Early Termination, this Agreement will terminate with respect to the affected Funds (or all Funds, if appropriate) on the last to occur of the date contained in a notice of termination, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2) Notwithstanding any other provision of this Agreement, if any of the accounts serviced by BNYM under this Agreement, or assets in such accounts, are removed from the coverage of this Agreement, other than pursuant to shareholder transactions (for clarification: redemptions, exchanges, transfers or similar dispositions of Shares in an account occurring pursuant to instructions from a record

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owner or beneficial owner of the account without direction or coordination among accounts of different owners by an Investment Company, a Fund, an affiliate of either or an Affiliate of such affiliate) (“Shareholder Transactions”) or “Omnibus Conversions”, which are hereby defined to mean broker-dealer initiated consolidations and conversions of individual shareholder accounts into broker-dealer omnibus accounts, and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) (collectively, “Removed Accounts”), the Fund will be deemed to have caused an Early Termination with respect to such Removed Accounts as of the day immediately preceding the first such removal of assets or accounts and the Fund shall pay BNYM within 30 days of such date an Early Termination Fee calculated as if the Removed Accounts constituted a “Fund” (“Removed Account Fee”).

(3) In the event Section 13(d)(1) becomes applicable due to a termination of this Agreement by a Fund and less than all Funds terminate this Agreement, or in the event Section 13(d)(1) becomes applicable due to a termination of Services and less than all Services are terminated with respect to all Funds, or in the event Section 13(d)(2) becomes applicable due to Removed Accounts, then , in addition to the payments required by such circumstances, at BNYM’s option, either (i) all Funds will be deemed to have caused an Early Termination of this Agreement resulting in all Funds owing BNYM the Early Termination Fee specified in Section 13(d)(1)(ii) on a date specified by BNYM and provided to the Funds in a notice of termination delivered to the Funds at least 90 days in advance of such selected date, or (ii) this Agreement will remain in full force and effect with respect to all Funds and services not terminated and all non-Removed Accounts. In the event BNYM delivers the notice described in clause (i), this Agreement will terminate on the last to occur of the payment date specified in such notice, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(e) (1) In connection with any termination of this Agreement or services by the Fund, whether alone or in conjunction with other Funds, the Fund shall also pay to BNYM the amounts described in clauses (A) and (B) below not later than the “Payment Date”, which is hereby defined to mean (i) the date of termination of the Agreement or service (whether such date is determined by the sending of a Non-Renewal Notice, by designation of a date in a notice of termination or due to the occurrence of a Constructive Termination), or, (ii) if either of the following, or both, should occur before such termination date, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the services provided for in Section 3 of the Agreement, or (bb) the date that performance of significant Deconversion Services is scheduled to commence:

(A)	any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNYM pursuant to the Agreement through and including the Payment Date (whether already invoiced, pending invoice or estimated in good faith);

(B)	the amount estimated in good faith by BNYM (“Good Faith Estimate”) for:

(I)	any services to be provided by BNYM following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements (“Trailing Services”), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)	the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services (“Reimbursable Trailing Expenses”); and

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(III)	if BNYM is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNYM for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNYM for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. “Deconversion Services” means a Deconversion and any and all other measures taken and conduct engaged in by BNYM associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNYM System to the formats and specifications of a successor service provider or as otherwise specified by the Funds.

(2) For avoidance of doubt: to the extent BNYM performs any services pursuant to Section 3 of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice.

(3) Within 120 days following the Deconversion (or final Deconversion if more than one):

(A)	BNYM shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNYM for the services indicated therein; and

(B)	BNYM shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNYM owes money to the Fund or the Fund owes money to BNYM and the amount owed; and

(4) Within seven (7) days of the notification provided for by Section 13(e)(3)(B), BNYM will pay the Fund any amount it owes the Fund and the Fund shall pay BNYM any amount it owes BNYM.

(f) Notwithstanding any other provision of this Agreement, BNYM may in its sole discretion, upon the happening of any of the following, terminate this Agreement immediately (and, for clarification, immediately cease providing all services hereunder) by sending notice of termination to the Fund: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. BNYM may exercise its termination right under this Section 13(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNYM of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to BNYM and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(f) shall be considered given and effective when given, not when received.

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(g) References in this Agreement to a termination of the Agreement on or as of a particular day or date means that termination occurs at 11:59 PM on the particular day or date.

14. Policies and Procedures.

(a) BNYM shall perform the services provided for in this Agreement in accordance with the written policies, processes, procedures, manuals, documentation and other operational guidelines of BNYM governing the performance of the services in effect at the time the services are performed (“Standard Procedures”). BNYM may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is “in good order” (“IGO”) or is “not in good order” (“NIGO”), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards (“Industry Standard”). Likewise, when in connection with a providing a service, including IGO and NIGO determinations, BNYM is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNYM may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNYM may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNYM may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

(b) Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNYM’s Standard Procedures, or if BNYM is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a “Non-Standard Procedure”):

(i)	BNYM will in good faith consider implementing a Non-Standard Procedure if the Fund requests such in writing and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNYM, that in the sole judgment of BNYM exercised reasonably are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Procedure, BNYM will notify the Fund of the Research required and resume the evaluation only if the Fund obtains and provides all Research required by BNYM or if it authorizes BNYM in a writing reasonably satisfactory to BNYM to obtain the required Research at the Fund’s cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Procedure (i) for a Bona Fide Reason or (ii) if it determines in its sole judgment exercised reasonably that it and the Fund are unable to mutually agree in writing to all terms and conditions governing the development, implementation and performance of the Non-Standard Procedure, including without limitation terms and conditions regarding appropriate procedures, indemnification and payment terms.

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(iv)	A Non-Standard Procedure that BNYM agrees to implement in a written instrument executed by the Fund and BNYM is referred to herein as an “Exception Procedure” and BNYM shall obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12.

(c) In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNYM will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNYM for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d) If in the course of acting in accordance with a Non-Standard Procedure, BNYM encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, the Fund agrees that any expenses incurred by BNYM in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNYM. Prior to engaging any such third party BNYM shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own and providing the results to BNYM. For the avoidance of doubt, conduct engaged in pursuant to this Section 14(d) is included within the conduct described in clause (b) of Section 12.

15. Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)	if to BNYM: BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Legal Department; and

(B)	if to the Fund: Penn Series Funds, Inc., 600 Dresher Road, Horsham, PA 19044, Attention: President;

(ii)	delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

16. Amendments.

(a) This Agreement, or any term thereof, including without limitation the Schedules hereto, may be changed only by a written amendment signed by all parties to this Agreement.

(b) Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests that BNYM perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company or Portfolio pays

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amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNYM may at any time thereafter terminate such deemed amendment to this Agreement, and terminate services to such Portfolio, if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and BNYM do not execute an written amendment to Schedule B on terms mutually acceptable to BNYM and the Investment Company in their respective sole discretion. BNYM and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

17. Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. For clarification: “assign” and “transfer” as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee or transferee exclusively all the rights and obligations being conveyed and fully and irrevocably divest the assignor or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a “transfer” under this Section. Notwithstanding the foregoing: To the extent appropriate under rules and regulations of the NSCC, BNYM may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNYM may assign or transfer this Agreement to an Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNYM gives the Investment Company thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the Investment Company’s receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM; and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities hereunder.

18. Facsimile Signatures; Counterparts. This Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.	Miscellaneous.

(a) Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

(b) Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any

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BNYM employee, for employment by any other entity. To “knowingly” solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by another entity if the BNYM employee was identified solely as a result of the BNYM employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

(c) Changes That Materially Affect Obligations.

(i) The Fund agrees to provide BNYM with at least 30 days advance written notice of any new or modified feature, policy, operation, parameter or other aspect of the Fund’s business that could impact BNYM’s provision of the services by requiring revised or new conduct, including without limitation revisions or additions to, or new, Shareholder Materials (“Company Standards”).

(ii) Notwithstanding any other provision of the Agreement, including without limitation the description of services in Section 3:

To the extent that any service or course of conduct of BNYM provided hereunder is configured or performed as it is at a particular time in whole or in part due to Company Standards, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, or laws, rules, regulations, orders or legal process in effect at such time (“Service Requirements”) and BNYM’s performance of a service or a course of conduct related thereto in compliance with any new or amended Service Requirement requires BNYM to develop, implement or provide a new or modified service, process, procedure, resource or functionality (“New Service”), BNYM shall be obligated to develop and perform a New Service only in accordance with a written amendment to this Agreement entered into in its discretion. If in order to perform an obligation under this Agreement BNYM develops, implements or provides a new or modified service, process, procedure, resource or functionality that it may not be obligated to the Fund to develop, implement or provide in accordance with the foregoing sentence but that it develops, implements and provides for clients generally due to a new or revised Service Requirement, BNYM it shall entitled to commercially reasonable fees and charges and reimbursement of reasonable expenses for such development, implementation and performance if it elects to invoice Company for such, or to such other fees, charges or expense reimbursement as otherwise mutually agreed by the parties.

(d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e) Requested Information and Documentation. The Fund will provide in a timely manner such information and documentation as BNYM may reasonably request in connection with providing services under this Agreement and BNYM will not be liable for any Loss incurred by the Fund due to a failure or delay in providing such information or documentation.

(f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

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(g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to provisions benefitting affiliates of the parties, this Agreement is not for the benefit of any other person or entity and there shall be no third party beneficiaries hereof. Unless expressly provided to the contrary herein: the parties to the Agreement alone shall have the right to enforce its provisions and any action to enforce the Agreement by a person not a party shall be void.

(i) No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as expressly set forth in this Agreement.

(j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k) Use of “Fund”. In the event “Fund” as used in this Agreement refers to Portfolios listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios.

(l) Additional Fund Adoption. Notwithstanding anything in this Agreement to the contrary, if BNYM is requested orally or in writing to furnish any service provided for in this Agreement to any investment company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an investment company that is not party to this Agreement (“Additional Fund”) by any representative of a Fund who BNYM reasonably believes also to be a representative of the Additional Fund, and BNYM provides such service to such Additional Fund, then, from the date BNYM commences providing such service, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement and Schedule B shall be deemed amended to include the Additional Fund.

(m) Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Written Instructions, Fund Communications or otherwise, requests or instructs BNYM to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNYM and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNYM System, any information in the BNYM System: BNYM may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNYM, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNYM will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNYM so agrees in writing to transfer information or make it available within the BNYM System: the Fund shall pay a

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reasonable fee for such activities upon being invoiced for same by BNYM; BNYM shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNYM System, as the case may be, provided BNYM does not commit Liable Conduct when executing the express instructions of the written information transfer request; BNYM shall be entitled to the indemnification provided for at Section 12 pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNYM may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

(n) Service Indemnifications; Survival. Any indemnification provided to BNYM by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Accepted Non-Standard Instruction and indemnifications contained in any agreements regarding an Exception Procedure (“Service Indemnifications”), shall survive any termination of this Agreement. In addition, Sections 4, 5, 7, 10(d), (e), (g) - (i), 11, 12, 19(e), (i), (m), (n) and (s) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board of the Fund authorizes a liquidation of the Fund or termination of the Agreement, BNYM may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNYM for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

(o) Compliance with Law. Each of BNYM and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNYM, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNYM directly, not derivatively by virtue of providing services to the Fund. The Fund agrees that BNYM is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNYM has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation.

(p) Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(q) Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNYM may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNYM and its Affiliates, and BNYM may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNYM in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNYM and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 19(q) shall have the effect of transferring any obligation of BNYM to any other entity, including Affiliates.

(r) Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers subject to confidentiality obligations comparable to those provided for herein (“third party service providers”). Solely in connection with the Centralized Functions: (i) the Fund consents to the disclosure of

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and authorizes BNYM to disclose information regarding the Fund to the BNY Mellon Group and to its third-party service providers, and (ii) BNYM may store the names and business addresses of the Fund’s employees on the systems or in the records of the BNY Mellon Group or its third party service providers.

(s) No Interpretation Against A Party. All parties to the Agreement have had access to and use of legal counsel to the extent each has deemed sufficient and hereby irrevocably and unconditionally waive any claim or defense that this Agreement, or any provision of this Agreement, should be interpreted or construed against a party solely on the basis that the particular party drafted or was responsible for the drafting of the Agreement or a particular provision.

(t) Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 16(b) or 20(l) agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custody Client that becomes a party to this Agreement after the Effective Date further agrees to be bound by Appendix D as if an original signatory thereto.

(u) Termination of Prior Agreement. Immediately upon the execution of this Agreement the Prior Agreement shall cease to have any force or effect and be terminated and superseded in its entirety by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Penn Series Funds, Inc.

By:	/s/ Caroline Kates	By:	/s/ David O’Malley
Name:	Caroline Kates	Name:	David O’Malley
Title:	Managing Director	On behalf of the Investment Company and each Fund, each in its individual and separate capacity, as
		Title:	President

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SCHEDULE A

Definitions

As used in this Agreement:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Affiliate” means an entity controlled by, controlling or under common control with the subject entity, with “control” for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

“Authorized Person” means (i) with respect to the Fund, each individual identified to BNYM as an Authorized Person on the properly completed version of Schedule E most recently provided to BNYM, and (ii) with respect to BNYM, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Written Instructions (as provided in the definition of Written Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in a written document signed by both parties.

“BNY Mellon Bank” means The Bank of New York Mellon, a New York chartered commercial bank and affiliate of BNYM, and its lawful successors and assigns.

“BNYM System” means the information technology processing system utilized by BNYM to provide the Services.

“Bona Fide Reason” means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNYM incurred from sources external to BNYM, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

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(vi)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNYM that are not adequately recovered by payments the Fund indicates it is willing to pay and BNYM reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)	the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)	BNYM lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNYM fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

“conduct” or “course of conduct” means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

“Deconversion” means the completion of the transfer of Fund data, information and records from the production database and production environment of the Fund in the BNYM System to the production database and production environment of the Fund in the computer system of a successor transfer agency services provider with the intention that on the next occurring business day such successor service provider will perform transfer agency services for the Fund utilizing such transferred data, information and records.

“Dedicated Personnel” means individuals employed by or under contract with BNYM whose primary duty is providing services to or on behalf of the Fund.

“DTCC” means the Depository Trust Clearing Corporation, and its successors and assigns.

“External Research” means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

“Fund Communication” means any Instruction, direction, notice, instrument, data, file or other information or communication of whatsoever nature BNYM receives, or reasonably believes it received, from the Fund through a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNYM or by other act or omission requiring Remediation Services.

“Fund Shares” (see “Shares”)

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“in good order” means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

“Instructions” means Oral Instructions and Written Instructions considered collectively or individually.

“Intellectual Property Rights” means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

“Internal Research” means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNYM who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

“IRS” means the Internal Revenue Service of the U.S. Department of the Treasury.

“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim or obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

“NSCC” means the National Securities Clearing Corporation, and its successors and assigns.

“Oral Instruction” means an instruction (i) given to BNYM by voice in person, or in a person-to-person conversation over a telephone connection, by an Authorized Person of the Fund (or by a person reasonably believed by BNYM to be an Authorized Person of the Fund). BNYM may, in its sole discretion in each separate instance, consider and rely upon an instruction it receives from an Authorized Person via electronic mail as an Oral Instruction (unless the electronic mail satisfies the criteria, in the definition of Written Instruction, to constitute a Written Instruction, in which case it will constitute a Written Instruction).

“Portfolio” means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, tier, series or otherwise, but excludes classes unless for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act the class must be provided with rights and liabilities separate and distinct from all other subdivisions of a Fund.

“Remediation Services” means the additional services required to be provided hereunder by BNYM in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

“Research” means either or both of External Research and Internal Research.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

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“Services” means the services described in Section 3 of the Agreement.

“Service Effective Date” means the date following the completion of all implementation services, in the case of a Fund that is a new start-up Fund, or the date following the completion of all conversion services, in the case of Fund that BNYM will be providing services to as a successor service provider, that the first live transaction is processed by the BNYM System for a public customer of the particular Fund on a production basis.

“Shareholder Materials” means the Fund’s prospectus, statement of additional information and any other materials relating to the Fund provided to Fund shareholders by the Fund.

“Shares” or “Fund Shares” means the shares or other units of beneficial interest of each Fund.

“Written Instruction” means:

(1) a written instruction (i) which is a Standard Instruction, or if not a Standard Instruction, then an Accepted Non-Standard Instruction, (ii) which is signed by an Authorized Person of the Fund (or a person reasonably believed by BNYM to be an Authorized Person of the Fund), (iii) which is agreed to in writing by BNYM on the instrument containing the written instructions, if such signature is required by BNYM as part of a Standard Form, (iv) which is addressed to and received by BNYM, and (iv) which is delivered by (A) hand (personally by the signing Authorized Person or by a third party providing confirmation of receipt), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery signed by the receiving party, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt if the facsimile transmission is sent to an Authorized Person of BNYM or to the Relationship Manager or Customer Service Officer of BNYM;

(2) trade instructions transmitted to and received by BNYM by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access; and

(3) electronic mail or “email” sent by an Authorized Person of the Fund to, and acknowledged by, an Authorized Person of BNYM.

“Written Procedures” means, collectively, Standard Procedures and Exception Procedures.

INDEX OF DEFINED TERMS

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
19(a) Statement	§ 3(d)
Accepted Non-Standard Instruction	§ 10(c)(iv)
Additional Fund	§ 19(l)
Affiliate	Schedule A
Affiliated Third Party Institutions	§ 9(b)
Agreement	Preamble
Authorized Person	Schedule A
Back-Up Facilities	§ 8
BNYM	Preamble
BNY Mellon Bank	Schedule A
BNY Mellon Group	§ 19(r)

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Bona Fide Reason	Schedule A
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Centralized Functions	§ 19(r)
Change in Control	§ 13(d)(1)(iii)
Check Matter	§ 11(i)
Claim	Schedule A
Company Standards	§ 19(c)
conduct	Schedule A
Confidential Information	§ 4(b)
Constructive Termination	§ 13(d)(1)
course of conduct	Schedule A
Deconversion	Schedule A
Deconversion Services	§ 13(e)(1)(B)(III)
Dedicated Personnel	Schedule A
Defaulting Party	§ 13(c)
Dissolution Event	§ 9(g)
DTCC	Schedule A
Early Termination	§ 13(d)(1)
Early Termination Fee	§ 13(d)(1)(i)
Effective Date	Preamble
Enabling Instructions	§ 7(a)
Errant Securities Data	§ 11(h)
Event Beyond Reasonable Control	§ 11(c)
Exception Procedure	§ 14(b)(iv)
External Research	Schedule A
Fee Agreement	§ 9(a)
Fees	§ 9(a)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
Fund	Background
Fund Communication	Schedule A
Fund Custodian	§ 3(a)(vi)
Fund Error	Schedule A
Fund Shares	Schedule A
Good Faith Estimate	§ 13(e)(1)(B)
IGO	§ 14(a)
Implementing Communication	§ 10(a)(ii)
Ineligible Communication	§ 10(d)(1)
Industry Standard	§ 14(a)
in good order	Schedule A
Initial Claim	§ 11(i)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	Schedule A
Investment Company	Preamble
IRS	Schedule A
Legal Authority	§ 11(j)
Legal Process Item	§ 3(g)
Liable Conduct	§ 11(a)
Loss, Losses	Schedule A
Loss Date	Schedule A
Massachusetts Privacy Regulation	§ 5
Monetary Benefits	§ 9(b)

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New Service	§ 19(c)
NIGO	§ 14(a)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)(1)
Non-Standard Form	§ 10(i)
Non-Standard Instruction	§ 10(c)
Non-Standard Procedures	§ 14(b)
NSCC	Schedule A
Omnibus Conversions	§ 13(d)(2)
Oral Instruction	Schedule A
Overdraft Amount	§ 9(c)(i)
Payment Date	§ 13(e)(1)
Portfolio	Schedule A
Primary Facilities	§ 8
Prior Agreement	Background
Reimbursable Expenses	§ 9(a)
Reimbursable Trailing Expenses	§ 13(e)(1)(B)(II)
Remediation Services	Schedule A
Removed Accounts	§ 13(d)(2)
Removed Account Fee	§ 13(d)(2)
Renewal Term	§ 13(b)(1)
Research	Schedule A
Response Failure	§ 10(h)
SEC	Schedule A
Securities Data	§ 11(h)
Securities Laws	Schedule A
Services	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Communications	§ 10(d)(2)
Service Indemnifications	§ 19(n)
Shareholder Materials	Schedule A
Shareholder Communications	§ 10(d)(2)
Shareholder Transactions	§ 13(d)(2)
Shares	Schedule A
Standard Form	§ 10(b)(ii)(B)
Standard Instruction	§ 10(b)(ii)
Standard Procedures	§ 14(a)
Third Party Institution	§ 9(b)
Trailing Services	§ 13(e)(1)(B)(I)
UCC	§ 11(i)
UCC Program	§ 11(i)
UCITA	§ 19(f)
Unclaimed Property Laws	§ 3(h)
Written Instruction	Schedule A
Written Procedures	Schedule A

[End of Schedule A]

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SCHEDULE B

(Dated: January 1, 2016)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency Agreement dated as of January 1, 2016, between BNY Mellon Investment Servicing (US) Inc. and Penn Series Funds, Inc.

Portfolios

Penn Series Aggressive Allocation Fund

Penn Series Balanced Fund

Penn Series Conservative Allocation Fund

Penn Series Developed International Index Fund

Penn Series Emerging Markets Equity Fund

Penn Series Flexibly Managed Fund

Penn Series High Yield Bond Fund

Penn Series Index 500 Fund

Penn Series International Equity

Penn Series Large Cap Growth

Penn Series Large Cap Value Fund

Penn Series Large Core Growth Fund

Penn Series Large Core Value Fund

Penn Series Large Growth Stock

Penn Series Limited Maturity Bond Fund

Penn Series Mid Cap Growth Fund

Penn Series Mid Cap Value Fund

Penn Series Mid Core Value

Penn Series Moderate Allocation Fund

Penn Series Moderately Aggressive Allocation Fund

Penn Series Moderately Conservative Allocation Fund

Penn Series Money Market

Penn Series Quality Bond Fund

Penn Series Real Estate Securities Fund

Penn Series Small Cap Growth Fund

Penn Series Small Cap Index Fund

Penn Series Small Cap Value Fund

Penn Series Smid Cap Growth Fund

Penn Series Smid Cap Value Fund

Confidential And Proprietary	Execution Version

Schedule C

Dated: January1, 2016

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Re:	Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Schedule D constitutes Schedule D to the “TA Agreement”, which is hereby defined to mean the Transfer Agency Agreement, dated as of the date indicated above, between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Penn Series Funds, Inc. (the “Investment Company”) and each Portfolio of the Investment Company contained on Schedule B to such agreement, whether such Portfolio is listed there as of the Effective Date or is added by virtue of Section 16(b) or Section 19(l) of such agreement. Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the TA Agreement.

The Investment Company is party to a Custody Agreement with The Bank of New York Mellon (the “Bank”) dated as of January 1, 2015. The Custody Agreement, as it may be amended, is referred to herein with respect to each Investment Company, and each Fund, as the “Custody Agreement”.

The TA Agreement provides, among other things, for BNYM to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNYM for the benefit of the Fund (the “DDA”). In particular, BNYM will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement (“Custody Account”); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNYM’s performance of transfer agency services and in particular the cash administration services described above, BNYM may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNYM being hereinafter referred to as an “Overdraft Amount”).

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund’s business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund’s same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

Confidential And Proprietary	Execution Version

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNYM on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNYM pursuant to Section 9(c)(iv) of the TA Agreement, the Fund’s obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank’s possession or control or in possession or control of any third party acting on the Bank’s behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Schedule B of the TA Agreement after the Effective Date by virtue of Section 16 or 19(l) of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Schedule C. “Custodied Portfolio” means (i) a Portfolio which is party to a custody agreement with The Bank of New York Mellon, or (ii) a Portfolio of an Investment Company that is party to a custody agreement with the Bank of New York Mellon pursuant to which assets of the Portfolio are held in custody.

Confidential And Proprietary	Execution Version

This agreement may be signed in one or more separate counterparts, each of which shall be an original and all of which taken together shall constitute the same instrument.

Sincerely,		ACKNOWLEDGED AND AGREED:

Penn Series Funds, Inc.		The Bank Of New York Mellon

By:	/s/ David O’Malley	By:	/s/ Caroline Kates
Name: David O’Malley			Authorized Signer

On behalf of the Investment Company and each Fund, each in its individual and separate capacity, as		Name: Caroline Kates

Title: President

Confidential And Proprietary	Execution Version

Schedule D

Authorized Persons (All Funds)

Each of the following individuals is an “Authorized Person” of the “Fund”, as those terms are defined and used in the Transfer Agency Agreement, dated as of January 1, 2016, by and among BNY Mellon Investment Servicing (US) Inc. and Penn Series Funds, Inc. (“Penn Series”).

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Terms not specifically defined in this Schedule D shall have the meaning ascribed elsewhere in the Agreement.

BNYM may at all times rely on the most recently dated Schedule D. For clarification: this means that BNYM will at all times and under all circumstances rely on and use a properly completed Schedule D until it is replaced by a properly completed Schedule D bearing a later date. A Schedule D will take effect on the date signed by BNYM.

For clarification: BNYM is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

On Behalf of Penn Series and each Portfolio of Penn Series listed on Schedule B to the Agreement, each in its individual and separate capacity:	Acknowledged and accepted: BNY Mellon Investment Servicing (US) Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: